[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY
SERVICE OFFICE: ONE GRANITE PLACE, P.O. BOX 515, CONCORD, NEW HAMPSHIRE 03302
(800)258-3648


                      GUARANTEED INSURABILITY OPTION RIDER
                AN OPTION TO PURCHASE ADDITIONAL LIFE INSURANCE

EFFECTIVE DATE -

This rider is part of the policy to which it is attached. It takes effect on the Policy date of the policy unless a later effective date is shown above. In this rider. "we", "us", or "our" means Jefferson Pilot LifeAmerica Insurance Company; "you" means the Owner of the policy; and "Insured" means the person named on Page 3 of the policy as Insured under the policy.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of an application for this rider, we will provide the benefit described in this rider.

BENEFIT - We agree, at the option of the Insured, to permit the purchase of an increase in the Specified Amount of the policy. Such purchase must be made during an Option Period. Evidence of insurability is not required. Each increase purchased must be for an amount equal to or less than the applicable Schedule Amount shown below.

CONDITIONS - This rider is subject to the following conditions:

(1) Proper written application must be received by us at our Service Center during the Option Period. The application must be in such form as may be required by us.

(2) If this option is exercised during a Regular Option Period, then the effective date of the increase will be the Regular Option Date.

     If this option is exercised during a Substitute Option Period, then the effective date of the increase will be the next monthly anniversary day after written request.

(3)  The minimum increase is $10,000.

(4) The cost of the increase will be based on the same premium class as the original amount of insurance.

(5) The cost of the increase shall be that in effect by us on the effective date of the increase. Such cost shall be based on the then attained age and sex of the Insured at nearest birthday.

(6) The total number of options that may be exercised cannot be greater than the number of Regular Option Dates available.

(7) If the basic policy does not contain a benefit to waive monthly deductions in the event of total and permanent disability, then increases to the Specified Amount will not include such a waiver benefit.

     If the basic policy does contain a benefit to waive monthly deductions in the event of total and permanent disability, then increases to the Specified Amount may include such a waiver benefit. Satisfactory evidence of insurability will be required to include this waiver benefit for the increase.

(8) The right to purchase an increase during an Option Period shall expire at the end of such Option Period. This right cannot be carried forward to be exercised on any future date. However, such expiry dates shall not affect the right to purchase an increase during a subsequent Option Period, if any.

                                 SCHEDULE AMOUNT
--------------------------------------------------------------------------------
   AGE AT ISSUE OF               FIRST OPTION                 SUBSEQUENT
     THE POLICY                      DATE                    OPTION DATES
--------------------------------------------------------------------------------
        0-35                 Twice the Amount of        The Amount of Guaranteed
                             Guaranteed Insurability    Insurability Benefit*
                             Benefit*
       36-40                 The Amount of Guaranteed             NONE
                             Insurability Benefit*


*As shown on Page 3 of the policy.

P94-96N (98)
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SUICIDE AND INCONTESTABILITY - The respective time periods of the Suicide provision and of the Incontestability provision for each option increase amount shall be computed from the date of issue of (a) the original policy, or of (b) this Guaranteed Insurability Option Rider, if issued thereafter, and in the case of the Incontestability provision, the time period shall be computed from the date of reinstatement, if any. An endorsement for the purpose of carrying out this intention shall be issued for attachment to the Policy whenever an option to increase the Specified Amount is exercised.

REGULAR OPTION PERIOD - A Regular Option Period shall be the 60 day period which ends on a Regular Option Date.

SUBSTITUTE OPTION PERIOD - A Substitute Option Period shall be the 90 day period immediately following a Substitute Option Date. If an increase is purchased during a Substitute Option Period, then the next Regular Option Date will be canceled.

REGULAR OPTION DATES - Regular Option Dates shall be the policy anniversaries nearest the Attained Ages shown below.

SUBSTITUTE OPTION DATES - The Substitute Option Dates will be those dates of:

(1)  The Insured's marriage; and

(2)  The birth or legal adoption of the children of the Insured.

Substitute Option Dates must occur before the last Regular Option Date.

TERMINATION - This rider will cease as soon as one of the following occurs:

(1)  The policy is surrendered, exchanged, or lapsed.

(2)  The maturity date of the policy is attained.

(3) We receive a proper written request to terminate this rider. In this case we reserve the right to require the policy for endorsement.

(4)  The last Regular Option Date shown in the table has passed.


            AGE AT ISSUE              REGULAR OPTION DATES
            OF THE POLICY                (ATTAINED AGES)
            -------------             --------------------
                0-23                  24, 28, 32, 36, 40
               24-27                  28, 32, 36, 40
               28-31                  32, 36, 40
               32-35                  36,40
                36                    40
                37                    41
                38                    42
                39                    43
                40                    44


         /s/ David Stonecipher                       /s/ Robert A Reed

        Chief Executive Officer                         Secretary

P94-96N (98)